Exhibit 99.1

International Rectifier Exploring Potential Sale of All Non-Focus Products Business

EL SEGUNDO, Calif. – April 12, 2006 – International Rectifier (NYSE: IRF) today announced that it is exploring the potential sale of all the company’s Non-Focus Products business, including both its Non-Aligned Products and Commodity Products segments. Non-Focus Products comprised 23 percent of company revenues in the most recently reported quarter. These products are not considered to be aligned with the company’s long-term objectives or do not meet its gross margin and revenue growth targets. Goldman, Sachs & Co. has been retained to advise the company on a possible sale.

The company has previously announced plans to de-emphasize its commodity business and accelerate the transition to high-performance analog, mixed-signal, and digital ICs and advanced-circuit products. These products are currently included in the company’s Focus Products group, which was 77 percent of revenues in the most recently reported quarter, with gross margins of 48 percent.

Additional commentary regarding this announcement will be provided in the company’s upcoming earnings report and conference call. The company will release its fiscal third quarter results on Thursday, April 27, at approximately 1:30 p.m. Pacific time, followed by a conference call at 1:40 p.m. Pacific time.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology. IR’s digital, analog and mixed signal ICs, advanced circuit devices, integrated power systems, and components enable high performance computing and reduce energy waste from motors, the world’s single largest consumer of electricity. Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

Company contact: Steve Harrison, 310.252.7731

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